Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT is entered into as of March 13, 2026 between Luciano Melluzzo (“Executive” or “LM”) and Air Industries Group, a Nevada corporation (“Company”). The Executive and Company are at times individually referred to herein as a “Party” and collectively as the “Parties.”

R E C I T A L S:

Executive became the President and an employee of the Company upon acceptance of the terms contained in the letter to the Executive from the Company dated August 23, 2017. Executive has advised the Company that he desires to retire from his positions within the Company. The Company and the Executive have agreed that the Executive will receive the benefits provided for herein in lieu of any other amounts which may be due the Executive and to resolve all claims Executive may have against the Company or any of the Releasees (as defined below), including any claims Executive may have arising out of his employment or the end of his employment by the Company.

NOW, THEREFORE, in consideration for the mutual promises made in this Agreement, the Parties hereby agree as follows:

1.	Resignation; Separation Date; Post-Employment Cooperation:

a.	Executive acknowledges that he resigned from his positions as President and Chief Executive Officer of the Company, and from all other positions he may hold in the Company and Air Industries Machining Corp., Nassau Tool Works, Inc., Sterling Engineering Corporation and Air Realty Group (collectively, the “Subsidiaries”) effective March 11, 2026.

b.	Executive agrees that the last day he shall be deemed an employee of or otherwise affiliated with the Company or any of the Subsidiaries will be April 10, 2026 (“Separation Date”). The Parties have agreed that from the date hereof until the Separation Date Executive shall not appear at the offices of the Company. Notwithstanding that Executive has resigned his positions and his employment is ending, until the Separation Date Employee shall make himself reasonably available to provide information related to the transition of responsibility for affairs of the Company, and Company clients, with which Executive is currently engaged.

c.	Executive warrants, acknowledges, and agrees, that his resignation was entirely voluntary and that he was not discharged or constructively discharged from his employment.

2.	Acknowledgement of Amounts Due and Payment: Executive acknowledges that upon receipt of all wages or benefits owed by the Company up to and through the Separation Date, and reimbursement for all expenses properly incurred on behalf of the Company prior to the date hereof, Executive shall have received all amounts due for services through the Separation Date, and that there are no further obligations of the Company to the Executive except as specifically set forth in this Agreement.

3.	Consideration Period; Consultation with Counsel; Acceptance:

a.	Executive is hereby advised to consult with an attorney regarding this Agreement at Executive’s own expense. Executive has twenty-one (21) days from the date Executive receives a copy of this Agreement to consider, sign, and return, this Agreement (“Consideration Period”). Executive may return the signed agreement to Mr. Scott Glassman by electronic mail addressed to Scott.Glassman@AirIndustriesGroup.com. Executive and the Company agree that changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period.

b.	Executive has seven (7) days after signing this Agreement to revoke it (the “Release Revocation Period”). This Agreement will not become effective until the Release Revocation Period has expired. Any notice of revocation of the Agreement is effective only if such revocation is in writing and received by the Company before the expiration of the Release Revocation Period, care of Mr. Scott Glassman via electronic mail at Scott.Glassman@AirIndustriesGroup.com.

c.	Executive may execute this Agreement prior to the expiration of the Consideration Period, but if Executive does so, Executive acknowledges that Executive does so knowingly and voluntarily and waives any and all claims that such action or inaction would affect the validity of this Agreement. This Agreement will be effective on the day after the expiration of the Release Revocation Period (“Effective Date”).

4.	Executive’s Consideration for this Agreement:

a.	Executive agrees that, for a period of twelve (12) months after the Effective Date (“Restricted Period”), Executive will not, on behalf of himself or any individuals or entities with which Executive is affiliated in any way:

(i)	directly or indirectly, solicit any then-current employee of the Company or its affiliates, nor encourage any such employee to terminate his or her employment with the Company or its affiliates; or

(ii)	induce, solicit or encourage any individual or entity which is a customer, supplier, or contractor of the Company, or has another business relationship with the Company, to cease doing business with the Company or in any way to interfere with the relationship between such individual or entity and the Company.

b.	Executive covenants that he shall not, during the Restricted Period, directly or indirectly, in his individual capacity, or on behalf of any other individual, partnership, corporation, limited liability company or any other entity, to engage in, or assist others engaged in designing, manufacturing, marketing or distributing landing gear, swash plates, mixers or thrust struts competitive with those manufactured and distributed by the Company (“Competitive Products”), provided, however, that nothing herein shall preclude Executive from holding passive ownership in any business or being engaged by an entity which designs, manufactures, markets or distributes Competitive Products provided that Executive does not provide services to the division of such business engaged in the manufacture or marketing of Competitive Products.

5.	Company’s Consideration for this Agreement: In consideration for the Executive’s assent to the terms of this Agreement, including, the restrictive covenant set forth in Section 4, the Company:

a.	Shall during the period commencing as of the date hereof and continuing until the Separation Date continue to pay to Executive his salary and car allowance and, subject to the terms thereof, continue to allow Executive to participate in such health and insurance programs in which he is now participating;

b.	If the Executive also executes and delivers and does not revoke the post-employment release (“Release”) annexed hereto as Exhibit “A”, within five days after the Separation Date, the Company shall, within three days after such execution and delivery:

i.	Pay to Executive an amount equal to two months’ base salary, computed on the basis of Executive’s annual base salary as of the date hereof;

ii.	Issue to Executive, on or before the later of April 30, 2026, or the date that is five days after the Effective Date, the 34,123 common Company shares scheduled to vest on April 1, 2026, in accordance with the RSUs granted to Executive on August 26, 2024; the balance of the unvested shares issuable pursuant to such RSUs shall be forfeited. Executive acknowledges that the Company shall “net settle” such issuance to permit all FICA and withholding taxes to be paid upon issuance and that the number of shares to be received by Executive shall be less than 34,123. By way of illustration, in 2025, the Company withheld 13,006 shares from a vested RSU grant to enable it to withhold and pay all applicable taxes. Such shares shall remain subject to all restrictions imposed in connection with the proposed merger of the Company with Tenax Aerospace Acquisition LLC;

iii.	Issue to Executive, on or before the later of April 30, 2026, or the date that is five days after the Effective Date, the 12,159 Company common shares issuable to Executive pursuant to the RSUs granted to Executive on February 12, 2026. Such shares shall be issued pursuant to the terms of the grant; provided that, the Company may issue such shares earlier if there is no additional expense to the Company. Executive acknowledges that the Company shall “net settle” such issuance to permit all FICA and withholding taxes to be paid upon issuance and that the number of shares to be received by Executive shall be less than 12,159. Such shares shall remain subject to all restrictions imposed in connection with the proposed merger of the Company with Tenax Aerospace Acquisition LLC; and

c.	The Company acknowledges that Executive holds options to purchase an aggregate of 128,000 shares of the Company’s common stock. Executive shall be permitted to retain such options subject to the terms and conditions thereof. Executive acknowledges that the right to exercise such options shall terminate prematurely due to his separation from the Company.

d.	All amounts payable hereunder shall be subject to applicable withholding of all taxes with respect thereto.

e.	Executive shall not be entitled to any of the payments set forth above until he has executed and returned a copy of this Agreement to the Company.

f.	For the avoidance of doubt, except for those amounts payable to Executive for services prior to the Separation Date, all amounts payable and any other benefit to be provided to Executive hereunder are the obligation of the Company and not Insperity PEO Services, L.P. (“Insperity”), and Insperity has no obligation to pay such amounts to Executive even though payment may be processed through Insperity.

6.	Non-Disparagement: For a period of 5 years from the date hereof, Executive shall refrain from making any statement or taking any action, directly or indirectly, that harms, impairs, impugns, interferes with, undermines, or criticizes, the Company, the Releasees, and/or their business interests, reputation, or goodwill. Likewise, for a period of 5 years from the date hereof, the Company shall cause its officers and directors to refrain from disparaging Executive.

7.	Confidentiality; Return of Company Information:

a.	Executive acknowledges that the trade secrets, confidential information, secrets processes and know-how developed and acquired by the Company, including such items to which Executive may have contributed (collectively, “Company Information”), are valuable assets and that the value of such information may be destroyed by unauthorized disclosure. All such trade secrets, confidential information, secrets processes and know-how imparted to or learned by Executive in the course of his employment by the Company are deemed to be confidential and Executive acknowledges that pursuant to the terms of his engagement by the Company and in consideration of the payments to be made pursuant to this Agreement, and applicable law, they are not to be used or disclosed by Executive and, in no event, disclosed to anyone outside the Company. Executive shall not take any electronically stored data, documents, or other papers, containing or reflecting trade secrets or other confidential information of the Company from the Company. Executive further acknowledges that Executive’s employment by the Company placed Executive in a position of utmost confidence and that Executive had access to confidential information concerning the operations of the Company, including, but not limited to, manufacturing methods, developments, secret processes, know-how, computer software programs, costs, prices and pricing methods, sources of supply, and the names of contacts at the Company’s customers. Executive acknowledges that such information is in the nature of a trade secret and is the exclusive property of the Company and shall be deemed confidential for purposes of this Agreement and that pursuant to the terms of his employment by the Company, this Agreement and applicable law, they are not to be used or disclosed by Executive and in no event to anyone outside the employ of the Company.

b.	The Executive shall immediately return all Company Information, including such information as may not be confidential, in Executive’s possession or control, including, but not limited to, trade secrets, know-how, plans, methods of operations, notebooks, business reports and records, manuals, client reports and records, client information, contracts and proposals, product and service information, product and service availability, pricing information (including pricing strategies), financial, business and marketing information and plans, and the identity of clients and suppliers including but not limited to files, digital records, or telephone listings of contacts, customers, suppliers and clients, any other clients and/or customer lists, internal memoranda concerning any of the above, and all credit cards, card key passes, external digital storage devices, computer access codes and passwords, security codes, door and file keys, software, and other physical or personal property including that which the Executive received, prepared or helped prepare for, or on behalf of the Company, and Executive shall not make or retain any copies, duplicates, reproductions, or excerpts, thereof.

c.	Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement, Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, Executive may disclose Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (x) files any document containing trade secrets under seal; and (y) does not disclose trade secrets, except pursuant to court order.

d.	Notwithstanding the terms of this Section, nothing in this Agreement prohibits or restricts Executive (or Executive’s attorney) from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal, state, or local governmental agency or commission (collectively, “Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including in connection with reporting a possible securities law violation, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies, including the U.S. Securities and Exchange Commission.

8.	Assignment of Intellectual Property: Executive agrees that all right, title, and interest in and to any copyrightable material, trademarks, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas, and trade secrets, conceived, discovered, authored, invented, developed, or reduced to practice by Executive solely, or in collaboration with others, during Executive’s employment with the Company, and arising out of, or in connection with, performing the services for the Company, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. Employee hereby irrevocably assigns fully to the Company all right, title, and interest in and to the Inventions. This assignment is in addition to, and not in derogation of, the Company’s rights to such Inventions under the U.S. Copyright Act, 17 U.S.C. §§ 1010-1511 as amended, including the Company’s rights to ownership of copyrights that are works for hire created by the Company’s employees, including Executive.

9.	Remedies and Consideration for Restrictive Covenants: The Parties agree that the restrictions set forth in Section 4(a) and (b) are fair and reasonable. The Executive acknowledges that the restrictions contained in such Sections will not prevent Executive from earning a livelihood. The Executive further acknowledges receipt of good and sufficient consideration in support of the restrictions contained in such Sections. Accordingly, the Executive agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to seek injunctive relief to secure the enforcement of these provisions without having to post any bond that might otherwise be required and the prevailing party in any such proceeding shall be entitled to receive reimbursement for all attorneys’ fees and expenses incurred in such proceedings. If any provisions of Section 4(a) or (b) relating to the duration, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible duration, scope of activities, or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Section 4(a) or (b), other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

10.	Release and Covenant Not To Sue:

a.	As a material inducement to the Company to enter into this Agreement and to make the payments and issue the securities provided for herein, and in consideration of the Company’s agreement to make such payments, Executive, and Executive’s heirs, distributees and assigns, agrees to and in consideration for payments and benefits provided herein, hereby voluntarily, irrevocably, and unconditionally release, acquit, and forever discharge the Company, its Subsidiaries and their respective affiliates, officers, trustees, directors, agents, employees, and each of them (collectively, the “Releasees”), from any and all claims, known and unknown, asserted or unasserted, which the Executive has or may have against Releasees as of the Effective Date of this Separation Agreement, including, but not limited to, (i) any claims, whether statutory, common law, or otherwise, arising out of the terms or conditions of Executive’s employment at Company, the facts and circumstances of Executive’s employment, and the termination of Executive’s employment with Company; (ii) any claims for breach of contract, quantum meruit, unjust enrichment, breach of oral promise, tortious interference with business relations, injurious falsehood, defamation, negligent or intentional infliction of emotional distress, invasion of privacy, and any other common law contract and tort claims; (iii) any claims for unpaid or lost benefits or salary, bonus, vacation pay, severance pay, or other compensation; (iv) any claims for attorneys’ fees, costs, disbursements, or other expenses; (v) any claims for damages or personal injury; (vi) any claims of employment discrimination, harassment or retaliation, whether based on federal, state, or local law or judicial or administrative decision; and (viii) any claims arising under Section 120 of New York Worker’s Compensation law; the National Labor Relations Act, 29 U.S.C. §151 et seq.; the Fair Labor Standards Act, 29 U.S.C. §201, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.; the Civil Rights Acts of 1964 and 1991, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. §701 et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206(d); the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act, 29 U.S.C. §621 et seq.; Worker Adjustment and Retraining Notification (WARN) Act; the Consolidated Omnibus Budget Reconciliation Act of 1985, I.R.C. § 4980B; the Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff; the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514A, et seq.; the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub Law. No. 111-203; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Families First Coronavirus Response Act, PL 116-127; the New York State Human Rights Law, the New York City Human Rights Law, the New York State Civil Rights Law, the New York Equal Pay Law, the New York Whistleblower Law, the New York Workers’ Compensation Law, the New York occupational safety and health laws, and the New York wage hour and wage-payment laws; all federal, state, and local COVID-19 leave laws; the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and/or any other federal, state or local statute, law, ordinance, regulation or order, or the common law, or any self-regulatory organization rule or regulation (“Release”). The enumeration of specific rights, claims, and causes of action being released should not be construed to limit the general scope of this Release. Executive knowingly and voluntarily gives up all rights, claims, and causes of actions against the Releasees which accrued prior to the date hereof, whether or not Executive is aware of them and whether or not any damage or injury has yet occurred.

b.	The consideration provided to Executive under this Agreement is made in exchange for a complete settlement, release, and waiver, of any claims for allegedly lost wages, benefits, bonuses, vacation, or other compensation, mental, physical or other personal injuries, pain and suffering, and costs in connection with any other relief Executive may seek or claim that Executive may have against the Company. Executive hereby confirms that all monies due to Executive previously have been paid. Executive agrees that no other monies or relief are due to Executive, other than the payments provided for in this Agreement in consideration of Executive’s general release of all claims.

c.	This Release specifically does not preclude claims (i) to enforce the terms of this Separation Agreement; (ii) that cannot be released by law, such as claims for unemployment compensation benefits or for workers’ compensation benefits; or (iii) for indemnification and defense by the Company of third-party claims arising from the performance of Executive’s duties for Company under any agreement between Executive and the Company, the Certificate of Incorporation or Bylaws of the Company or under the common law.

d.	Executive has not filed any lawsuits or arbitrations against the Company, or filed or caused to be filed any claims, charges, or complaints against the Company, in any administrative, judicial, arbitral, or other forum, including any charges or complaints against the Company with any international, federal, state, or local agency charged with the enforcement of any law or any self-regulatory organization.

e.	Pursuant to and as a part of Executive’s release and discharge of the Releasees, as set forth herein, Executive agrees not to sue or file a lawsuit or demand for arbitration based on any claim released in this Agreement; in the event Executive does so, and does not prevail, Executive shall be liable for the Releasees’ costs and reasonable attorneys’ fees. This Agreement does not prevent Executive from (i) commencing an action or proceeding to enforce this Agreement; (ii) bringing a complaint of any kind to any government agency; or (iii) bringing a civil action on the basis of a claim not released under this Agreement.

11.	Agreement Is Solely The Company’s Responsibility: The Parties agree that the obligations and liabilities of the Company under this Agreement are solely obligations and liabilities of the Company, and no director or officer shall be obligated personally for any such obligation or liability of the Company under this Agreement. In the event Executive brings a civil action against any director or officer of the Company to fulfill the Company’s obligations under this Agreement, and the defendant(s) prevail, Executive shall be liable for the defendant(s)’ costs and reasonable attorneys’ fees. For the avoidance of doubt, in the event of legal action between Executive and the Company, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs.

12.	Dispute Resolution Waiver of Trial By Jury: Any dispute arising from or concerning Executive’s employment by the Company, or this Agreement, will be decided through binding arbitration before a single arbitrator to take place: (i) in New York, New York, and (ii) under the American Arbitration Association Employment Arbitration Rules and Mediation Procedures, as amended. Also excluded from this Dispute Resolution requirement are pre-judgment actions for a temporary restraining order or preliminary injunctive relief, to enforce the terms of this Agreement. BOTH PARTIES WAIVE THEIR RIGHT TO A JURY TRIAL with respect to any and all disputes covered by this arbitration clause.

13.	No Admissions: This Agreement is not and shall not be construed as an admission of liability or wrongdoing by any party.

14.	No Tax Advice/Responsibility for Taxes: The Company makes no representations or warranties with respect to the tax consequences of consideration provided to Employee or any actions undertaken under this Agreement. Executive is responsible for any applicable taxes on any such consideration.

15.	Complete Agreement, No Representations, No Modification, Cooperation Agreement: All prior understandings between the parties are merged herein; no representations or promises have been made by either the Company or the Executive to the other unless set forth herein; and no waiver or modification of this Agreement or of any covenant, condition, or limitation, herein contained shall be valid unless in writing and duly executed by the party charged therewith. No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by any party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of the parties’ right to demand exact compliance with the terms hereof.

Concurrently with the execution and delivery hereof, the Parties are entering into a Cooperation Agreement. The obligations of the Parties under this Agreement and the Cooperation are separate and distinct.

16.	Notice: All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally or (ii) one (1) day after being sent by a well-established commercial overnight service.

If to the Company:

Mr. Scott Glassman

Chief Financial Officer

Air Industries Group

1460 Fifth Avenue

Bay Shore New York 11706New Britain, CT o6o53

If to Executive:

Mr. Luciano Melluzzo

93 Foxon Place

New Britain, CT 06053

17.	Severability: This Agreement shall be interpreted in such a manner to be effective and valid under applicable law, but if any section or provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under applicable law or rule, such invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein. Further, if any provision as to time or scope within this Agreement is deemed to be in excess of the time or scope allowed by applicable law, such provision shall be deemed to refer to the maximum time or scope allowable by applicable law.

18.	Applicable Law: The parties agree that the Agreement is entered into and executed in the State of New York and that it shall be construed and enforced pursuant to the laws of the State of New York, provided, however, that the arbitration provisions of this Agreement shall be governed solely by the Federal Arbitration Act, 9 U.S.C. §§ 1-402. Subject to the arbitration provisions of this Agreement, all litigation from or concerning Executive’s employment by the Company, Executive’s status as a member or former member of the Company, or this Agreement, shall be brought exclusively in the Federal or State courts of New York, New York and the Parties consent to personal jurisdiction therein.

19.	Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed originals.

20.	Knowing and Voluntary Agreement: This Agreement has been entered into after negotiation and review of its terms and conditions by parties under no compulsion to execute and deliver a disadvantageous agreement. No ambiguity or omission in this Agreement shall be construed or resolved against any party on the ground that this Agreement or any of its provisions was drafted or proposed by that party. Executive was advised of the right to consult with an attorney prior to executing this Agreement. Furthermore, without detracting in any respect from any other provision of this Agreement:

a.	Executive, in consideration of the payments and benefits described in this Agreement, agrees and acknowledges that this Agreement constitutes a knowing and voluntary waiver of rights or claims Executive has, or may have against the Company as set forth herein, and Executive has no physical or mental impairment of any kind that has interfered reading and understanding the meaning of this Agreement or its terms;

b.	Executive understands that this Agreement is not a waiver of rights or claims that may arise after the Separation Date, including without limitation any rights or claims that the Executive may have to secure enforcement of the terms and conditions of this Agreement.

EXECUTIVE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY; THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT EXECUTIVE HAS HAD A FULL OPPORTUNITY AND SUFFICIENT TIME TO REVIEW THIS AGREEMENT; THAT EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT EXECUTIVE HAS EXECUTED THIS AGREEMENT FREELY, KNOWINGLY, AND VOLUNTARILY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

AIR INDUSTRIES GROUP

By:	/s/ Scott Glassman	/s/ Luciano Melluzzo
	Scott Glassman	Luciano Melluzzo
Chief Financial Officer

EXHIBIT A

RELEASE

THIS RELEASE (“Release Agreement”) is entered into between Luciano Melluzzo (“Executive” or “LM”) and Air Industries Group, a Nevada corporation (“Company”) and is effective as of the date executed and delivered by Executive. The Executive and Company are at times individually referred to herein as a “Party” and collectively as the “Parties.”

R E C I T A L S:

The Parties entered into a Separation and Release Agreement (“Separation Agreement”) to which this Release Agreement is annexed;

The Separation Agreement promised Executive certain consideration if he executed this Release Agreement;

This Release Agreement shall not be considered to have been made or effective if Executive executes it prior to the Separation Date referred to in the Separation Agreement.

NOW, THEREFORE, in consideration for the mutual promises made in this Agreement, the Parties hereby agree as follows:

1. Release and Covenant Not To Sue:

a. As a material inducement to the Company to enter into the Separation Agreement and to make the payments and issue the securities to be paid or issued after the date hereof as provided for therein, Executive, and Executive’s heirs, distributees and assigns, agrees to and in consideration for payments and benefits provided herein, hereby voluntarily, irrevocably, and unconditionally release, acquit, and forever discharge the Company, its Subsidiaries and their respective affiliates, officers, trustees, directors, agents, employees, and each of them (collectively, the “Releasees”), from any and all claims, known and unknown, asserted or unasserted, which the Executive has or may have against Releasees as of the date hereof, including, but not limited to, (i) any claims, whether statutory, common law, or otherwise, arising out of the terms or conditions of Executive’s employment at Company, the facts and circumstances of Executive’s employment, and the termination of Executive’s employment with Company; (ii) any claims for breach of contract, quantum meruit, unjust enrichment, breach of oral promise, tortious interference with business relations, injurious falsehood, defamation, negligent or intentional infliction of emotional distress, invasion of privacy, and any other common law contract and tort claims; (iii) any claims for unpaid or lost benefits or salary, bonus, vacation pay, severance pay, or other compensation; (iv) any claims for attorneys’ fees, costs, disbursements, or other expenses; (v) any claims for damages or personal injury; (vi) any claims of employment discrimination, harassment or retaliation, whether based on federal, state, or local law or judicial or administrative decision; and (viii) any claims arising under Section 120 of New York Worker’s Compensation law; the National Labor Relations Act, 29 U.S.C. §151 et seq.; the Fair Labor Standards Act, 29 U.S.C. §201, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.; the Civil Rights Acts of 1964 and 1991, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. §701 et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206(d); the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act, 29 U.S.C. §621 et seq.; Worker Adjustment and Retraining Notification (WARN) Act; the Consolidated Omnibus Budget Reconciliation Act of 1985, I.R.C. § 4980B; the Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff; the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514A, et seq.; the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub Law. No. 111-203; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Families First Coronavirus Response Act, PL 116-127; the New York State Human Rights Law, the New York City Human Rights Law, the New York State Civil Rights Law, the New York Equal Pay Law, the New York Whistleblower Law, the New York Workers’ Compensation Law, the New York occupational safety and health laws, and the New York wage hour and wage-payment laws; all federal, state, and local COVID-19 leave laws; the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and/or any other federal, state or local statute, law, ordinance, regulation or order, or the common law, or any self-regulatory organization rule or regulation (“Release”). The enumeration of specific rights, claims, and causes of action being released should not be construed to limit the general scope of this Release. Executive knowingly and voluntarily gives up all rights, claims, and causes of actions against the Releasees which accrued prior to the date hereof, whether or not Executive is aware of them and whether or not any damage or injury has yet occurred.

b. This Release specifically does not preclude claims (i) to enforce the terms of the Separation Agreement; (ii) that cannot be released by law, such as claims for unemployment compensation benefits or for workers’ compensation benefits; or (iii) for indemnification and defense by the Company of third-party claims arising from the performance of Executive’s duties for Company under any agreement between Executive and the Company, the Certificate of Incorporation or Bylaws of the Company or under the common law.

c. Executive has not filed any lawsuits or arbitrations against the Company, or filed or caused to be filed any claims, charges, or complaints against the Company, in any administrative, judicial, arbitral, or other forum, including any charges or complaints against the Company with any international, federal, state, or local agency charged with the enforcement of any law or any self-regulatory organization.

d. Pursuant to and as a part of Executive’s release and discharge of the Releasees, as set forth herein, Executive agrees not to sue or file a lawsuit or demand for arbitration based on any claim released herein; in the event Executive does so, and does not prevail, Executive shall be liable for the Releasees’ costs and reasonable attorneys’ fees. This Agreement does not prevent Executive from (i) commencing an action or proceeding to enforce this Agreement; (ii) bringing a complaint of any kind to any government agency; or (iii) bringing a civil action on the basis of a claim not released under this Agreement.

a. Executive may not execute this Release Agreement prior to the Separation Date set forth in the Separation Agreement.

2. Incorporation by Reference:

Paragraphs 12, 13, 15, 16, 17, 18 and 19 of the Separation Agreement are hereby incorporated by reference as if set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Release Agreement on the dates appearing below.

AIR INDUSTRIES GROUP

By:
	Scott Glassman	Luciano Melluzzo
Chief Financial Officer

Dated: April ___, 2026		Dated: April ___, 2026